Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form F-3 No. 333-160518, Form F-3 No. 333-166389, and Form S-8 No. 333-152637) of Xinyuan Real Estate Co., Ltd. and the related Prospectus of our reports dated April 20, 2011, with respect to the consolidated financial statements of Xinyuan Real Estate Co., Ltd. and the effectiveness of internal control over financial reporting of Xinyuan Real Estate Co., Ltd. included in this Annual Report (Form 20-F) for the year ended December 31, 2010.

/s/ Ernst & Young Hua Ming

Beijing, People’s Republic of China

April 20, 2011